EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-159592 and 333-149662 on Form S-8 and 333-161702 and 333-158516 on Form S-3 of our report dated March 29, 2010, relating to the consolidated financial statements of EnteroMedics Inc. and subsidiary (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the January 1, 2009 adoption of new authoritative accounting guidance regarding the financial reporting for outstanding equity-linked financial instruments and an explanatory paragraph regarding going concern uncertainty), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

/S/ DELOITTE & TOUCHE LLP
Minneapolis, MN March 29, 2010